As filed with the Securities and Exchange Commission on March 30, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PEARSON PLC
(Exact name of Registrant as Specified in its Charter)

England and Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

80 Strand
London, England W2CR 0RL
(Address of Principal Executive Offices)

The Pearson PLC Employee Stock Purchase Plan
The Pearson Annual Bonus Share Matching Plan
The Pearson Long Term Incentive Plan
Pearson Inc.
1330 Avenue of the Americas
New York, NY 10019
(212) 641-2400
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Howard Kenny
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
Fax: (212) 309-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of		offering	aggregate	Amount of
securities to be	Amount to be	price per	offering	registration
registered	registered	share	price	fee
Pearson PLC, Ordinary Shares, nominal value of 25 pence each (1)	16,540,280 shares(2)	$17.39(3)	$287,635,470(3)	$33,395(3)

(1) Under certain circumstances, shares may be issued in the form of American Depositary Shares. A registration statement on Form F-6 (File No. 333-129599) is effective with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-one basis for the Pearson PLC Ordinary Shares registered hereby upon deposit of such Ordinary Shares.
(2) Covers shares under the Pearson PLC Employee Stock Purchase Plan (4,174,502 shares), The Pearson Annual Bonus Share Matching Plan (558,235 shares), and the Pearson Long Term Incentive Plan (11,807,543 shares) (the “Plans”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares which may be offered and issued pursuant to the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee for shares to be issued pursuant to the Plans are based on the reported average of the high and low prices for the American Depositary Shares representing the Pearson PLC Ordinary Shares, on the New York Stock Exchange on March 28, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Pearson PLC hereby incorporates by reference in this Registration Statement the following documents which are on file with the Securities and Exchange Commission (the “Commission”):
(a)	The Annual Report of Pearson PLC on Form 20-F filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2010;

(b)	All other reports filed by Pearson PLC, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and
     All documents filed by Pearson PLC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Companies Act of 2006 (the “Act”) does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company. Subject to the provisions of the Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, Pearson PLC’s Articles of Association provide that every director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, to the extent that such indemnification would not be treated as void under the Act.
     Pearson PLC has directors’ and officers’ liability insurance policies that insure directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

4.1	Articles of Association of Pearson PLC (incorporated by reference from Exhibit 1.1 to the 2010 Annual Report on Form 20-F)

4.2	Specimen certificate for ordinary shares of Pearson PLC, nominal value of 25 pence each (incorporated by reference from Exhibit 4.1 to Pearson’s Registration Statement on Form F-1 (No. 333-43198))

4.3	Form of Amended Deposit Agreement between Pearson PLC and The Bank of New York and Form of ADR (incorporated by reference from Exhibit 4.2 to Pearson’s Registration Statement on Form F-1 (No. 333-43198))

5.1	Opinion of Freshfields, Bruckhaus, Deringer LLP as to the validity of the Pearson PLC Ordinary Shares (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, London, England, regarding the consolidated financial statements of Pearson PLC (filed herewith)

23.3	Consent of Freshfields, Bruckhaus, Deringer LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	The Pearson PLC Employee Stock Purchase Plan, adopted by the directors of Pearson PLC on May 12 2000 (filed herewith)

99.2	The Pearson Annual Bonus Share Matching Plan, adopted by the directors of Pearson PLC on April 25, 2008 (filed herewith)

99.3	Pearson PLC Long Term Incentive Plan, adopted by the directors of Pearson PLC on April 21 2006 (filed herewith)
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on March 30, 2011.

PEARSON PLC Registrant
By:	/s/ Robin Freestone
Robin Freestone
Chief Financial Officer

POWER OF ATTORNEY
     Know all persons by these presents, that each person whose signature appears below constitutes and appoints Robin Freestone his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute one or more amendments (including post-effective amendments) to this Registration Statements on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney has been signed below by the following persons in the capacities indicated as of the 30th day of March, 2011.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on March 30, 2011:

SIGNATURE	TITLE

/s/ Marjorie Scardino Marjorie Scardino	Chief Executive Officer (Principal Executive Officer)

/s/ Robin Freestone Robin Freestone	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Glen Moreno Glen Moreno	Chairman

/s/ David Arculus David Arculus	Director

/s/ Patrick Cescau Patrick Cescau	Director

/s/ William Ethridge William Ethridge	Director

/s/ Rona Fairhead Rona Fairhead	Director

/s/ Susan Fuhrman Susan Fuhrman	Director

/s/ Ken Hydon Ken Hydon	Director

/s/ Joshua Lewis Joshua Lewis	Director

/s/ John Makinson John Makinson	Director

U.S. AUTHORIZED REPRESENTATIVE PEARSON INC.
By:	/s/ Phil Hoffman
Phil Hoffman
Executive Vice President

Index to Exhibits

4.1	Articles of Association of Pearson PLC (incorporated by reference from Exhibit 1.1 to the 2010 Annual Report on Form 20-F)

4.2	Specimen certificate for ordinary shares of Pearson PLC, nominal value of 25 pence each (incorporated by reference from Exhibit 4.1 to Pearson’s Registration Statement on Form F-1 (No. 333-43198))

4.3	Form of Amended Deposit Agreement between Pearson PLC and The Bank of New York and Form of ADR (incorporated by reference from Exhibit 4.2 to Pearson’s Registration Statement on Form F-1 (No. 333-43198))

5.1	Opinion of Freshfields, Bruckhaus, Deringer LLP as to the validity of the Pearson PLC Ordinary Shares (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, London, England, regarding the consolidated financial statements of Pearson PLC (filed herewith)

23.3	Consent of Freshfields, Bruckhaus, Deringer LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	The Pearson PLC Employee Stock Purchase Plan, adopted by the directors of Pearson PLC on May 12 2000 (filed herewith)

99.2	The Pearson Annual Bonus Share Matching Plan, adopted by the directors of Pearson PLC on April 25, 2008 (filed herewith)

99.3	Pearson PLC Long Term Incentive Plan, adopted by the directors of Pearson PLC on April 21 2006 (filed herewith)